FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-05

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR)

At: Jul 15 2016 13:46:48

CGCMT 2016-P4 -- X-B Final Pricing Details for [REDACTED] (Public)

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. and Barclays Capital Inc.

Co-Manager: Drexel Hamilton, LLC

Class	Moody's/Fitch/KBRA	Notional($mm)	Spread	Coupon	Yield	$Px
X-B	NR/AA-sf/AAA(sf)	34.255	T+200	1.507	3.575	11.40168

Anticipated Timing
Anticipated Closing:	Friday, July 29th

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Barclays Capital Inc., or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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